Exhibit 10.18
October 10, 2009
Michael Kauffman
262 Arnold Road
Newton, MA 02459
Dear Michael,
As you know, Onyx Pharmaceuticals and Proteolix, Inc. have entered into an Agreement and Plan of Merger (the “Merger Agreement”). Onyx would like to offer you continued employment with Onyx contingent upon the successful closing of this Merger pursuant to the terms set forth in this offer letter agreement. If the Merger does not close for any reason, the offer set forth herein shall be null and void, and this offer letter agreement shall have no force or effect. Capitalized terms not otherwise defined in this offer letter shall have the same meanings set forth in the Merger Agreement.
Upon the successful closing of the Merger, you will become an employee of Onyx to assist in the integration of the two companies (the “Transition Period”). The Transition Period, and your employment with Onyx, will end the day following the date (“Separation Date”) of submission to the FDA of the NDA based on Study 003-A1 (the “CFZ NDA”). The Separation Date may be extended by mutual agreement. As a full-time Transition Executive commencing on the Closing Date, we expect that you will aid Onyx in the transition ownership of Proteolix.
In consideration for your services under this offer letter agreement, and your compliance with the Employee Confidential Information and Inventions Assignment Agreement between Onyx and you (the “Inventions Assignment Agreement,” and the Noncompetition and Nonsolicitation Agreement between Onyx and you (the “Noncompetition Agreement”), we are pleased to offer you the following:
Salary: Subject to necessary approvals by the Board of Directors of Onyx, your semi-monthly salary will be $14,791.67 totaling $355,000 per year, less required deductions and withholdings.
Stock: Subject to necessary approvals by the Board of Directors of Onyx, on the Closing Date of the Merger you will receive a performance based grant of 6,000 restricted shares. The shares subject to the award shall vest upon submission of the CFZ NDA, provided that your continuous service has not terminated prior to such vesting date.
Bonus: You will be eligible, at the end of each year, commencing with 2010, to receive an annual bonus amount of up to 35% of your base salary if Onyx achieves its corporate objectives and you achieve the performance objectives set for you. If you are terminated with “Cause” or you leave other than as a result of a “Constructive Termination,” as these terms are defined below, at any time during a year, you are not eligible for any prorated amount of your target bonus for that year. Bonus payments will be subject to required deductions and withholdings. Onyx shall have the sole discretion to determine whether you have earned any bonus set forth in this paragraph and, if so, the amount of any such bonus.

Michael Kauffman

Benefits: During the Transition Period, you will be eligible to participate in Onyx’s medical, dental, vision, EAP, life insurance, short-term and long-term disability insurance programs pursuant to the terms of these plans and our vacation, sick and holiday programs in accordance with Onyx policy beginning on January 1, 2010. You may also sign up to participate in our 401(k) Retirement Savings Plan and our Employee Stock Purchase Plan. Your current benefits with Proteolix will remain in place through December 31, 2009. In addition, you may choose to have additional Voluntary Term Life insurance coverage for you and your eligible dependents.
Expenses: During your employment, Onyx will reimburse you for your travel, food, and lodging expenses related to your commute to and from and your stay in the Bay Area in an amount not to exceed $12,000 per month (unless otherwise approved by the CEO or designee) as well as all your reasonable out-of-pocket expenses, such as, food, lodging and travel expenses for all other business travel away from your office in Massachusetts. In general, you will be expected to continue to spend at least 2 days every two weeks in our California offices. In recognition of the extensive travel you are undertaking, for any airline trips of greater than 90 minutes in duration, reasonable attempts to provide business-class seating will be made.
Termination: Onyx may decide to end your employment prior to the Separation Date. If you remain employed by Onyx until the end of the Transition Period or if during the Transition Period your employment is terminated by Onyx without “Cause,” as defined below, or in the event of a “Constructive Termination”, you will be entitled to receive the following severance benefits (a) severance pay in the form of continuation of your base salary for the four (4) months after the date of such termination (less required deductions and withholdings); and (b) a lump sum amount equal to your annual target bonus for the year in which the termination is effective, pro-rated for the number of days that you were employed during such year, payable on the sixtieth (60) day after termination. The severance benefits described in this paragraph are conditioned upon (i) your compliance with your obligations under the Inventions Assignment Agreement and Noncompetition Agreement, and (ii) your signing and delivering to Onyx within twenty (20) days following termination an effective general release of claims in favor of Onyx and its subsidiaries in a form acceptable to Onyx.
     “Cause” means (i) your gross negligence or willful misconduct in the performance of your duties to Onyx, where such gross negligence or willful misconduct has resulted or is likely to result in material damage to Onyx or its subsidiaries, (ii) your willful and habitual neglect of your duties of employment, (iii) your commission of any act of fraud with respect to Onyx, (iv) your conviction of, or plea of, nolo contendere to felony criminal conduct or any crime involving moral turpitude, or (v) your violation of your Employee Confidential Information and Inventions Assignment Agreement or the Noncompetition Agreement.
     “Constructive Termination” means you voluntarily terminate employment and incur a “separation from service” with Onyx within the meaning of Treasure Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition thereunder) after one of the following is undertaken without your express written consent:
(i)	A material diminution in your base salary, unless such reduction is made pursuant to an across-the-board reduction of the base salaries of all executive officers of Onyx of not more than ten percent (10%); or

(ii)	A change in your business location of more than thirty-five (35) miles from Onyx’s principal executive office as of the date of this letter agreement; or,

(iii)	Any material breach by Onyx of any provision of this offer letter agreement.

Michael Kauffman

Notwithstanding the foregoing, in order to qualify as “Constructive Termination,” you must submit to Onyx a written notice, within ninety (90) days after the initial occurrence of any of the foregoing actions or events, describing the applicable actions or events, and provide Onyx with at least thirty (30) days from its receipt of your written notice in which to cure such actions or events prior to termination of your employment, and provided that your employment must terminate no later than twelve (12) months after the applicable actions or events described in (i) and (ii) above.
     If your employment is terminated by Onyx for Cause or if you resign your employment other than a Constructive Termination, you will not be entitled to any compensation or benefits, other than the salary earned through the date of your termination.
In addition, this offer is contingent upon your signing our Employee Confidential Information and Inventions Assignment Agreement, Noncompetition Agreement, and providing legally required evidence of your right to work in the United States, as well as successful completion of your background check.
On the Closing Date, this offer and your acceptance will constitute the entire agreement between Onyx and you respecting your employment with Onyx and will supersede all prior negotiations and agreements pertaining thereto, whether written or oral. No employee or representative of Onyx, other than its CEO (or designee), has the authority to make any express or implied agreement contrary to the foregoing. Once effective, this offer letter agreement only may be modified in a writing signed by the parties hereto.
We understand that you are currently a scientific advisor to Bessember Venture Partners LLC, a member of the Board of Directors of CombinatoRx Inc. (NASDAQ: CRXX), a member of the Board of Directors of Karyopharm Therapeutics, Inc. (a seed stage private company focused on nuclear pore inhibitors), and an advisor to Cambria Pharmaceuticals, Inc. (a preclinical stage neurological diseases company focused on ALS). You represent that none of these arrangements represents a competitive issue for the Company, and that they will not interfere with your responsibilities at Onyx. The Company acknowledges and agrees that you may continue with such activities during your employment with the Company.
Proteolix will provide you with all the benefits due under Sections 2(a), (b) and (c) of the Amended and Restated Change in Control Agreement, dated July 22, 2009, by and between you and Proteolix (the “Amended Change in Control Agreement”), at the time or times set forth therein, as if your employment had been terminated without “cause” (as defined in such Amended Change in Control Agreement) on the Closing Date, except that the benefits under Section 2(c) shall be provided following the Separation Date; and such payment will be in full satisfaction of all prior agreements, whether oral or written, pertaining to your employment with Proteolix, including, without limitation, the letter titled “Amended and Restated Employment Terms,” dated July 22, 2009, the letter titled “Employment Terms,” dated April 9, 2009, the Change in Control Agreement, dated April 9, 2009, by and between you and Proteolix, and the Amended Change in Control Agreement, each of which shall be of no further force or effect. Nothing in this offer letter shall have the effect of negating negate any rights with respect to the acceleration of vesting of equity securities as set forth in the Merger Agreement.
This offer will be governed by, and construed in accordance with, the laws of the State of Massachusetts without giving effect to its principles of conflict of laws.

Michael Kauffman

If this arrangement is acceptable to you, please indicate your acceptance of the terms of this employment offer by signing and dating one copy and returning it, along with the signed Inventions Assignment Agreement and signed Noncompetition Agreement to me.
/s/ Judy Batlin
Judy Batlin
VP, Organizational Learning, Development & Human Resources
I accept Onyx Pharmaceutical’s offer of employment on the terms stated.
/s/ Michael Kauffman

December 28, 2009
Michael Kauffman
262 Arnold Road
Newton, MA 02459
Dear Michael,
Onyx Pharmaceuticals, Inc. and Onyx Therapeutics, Inc. (formerly known as Proteolix, Inc.) (collectively, the “Company”) wish to clarify certain terms set forth in the offer letter to you from Company dated October 10, 2009 (the “Offer Letter”). Specifically, the Company would like to clarify how certain expense reimbursement rights and severance payments are exempt from and/or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (Section 409A of the Code, together, with any state law of similar effect, “Section 409A”). If you would like to agree to such clarification, we request that you do so by signing this letter not later than December 31, 2009. This letter amends the Offer Letter only as expressly set forth herein. Nothing in this letter modifies the at will nature of your employment. Capitalized terms not defined herein have the meaning set forth in the Offer Letter.
Expenses: For the avoidance of doubt, to the extent that any reimbursements payable to you by the Company are subject to the provisions of Section 409A, any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and the right to reimbursement will not be subject to liquidation or exchange for another benefit.
Termination: Onyx may decide to end your employment prior to the Separation Date. If you remain employed by the Company until the Separation Date, or if during the Transition Period your employment is terminated (i) by the Company without “Cause” (as defined below) and other than as a result of your death or disability or (ii) if you resign pursuant to a “Constructive Termination” (as defined below), then upon your termination of employment, and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), you will be entitled to receive the following severance benefits: (a) severance pay in the form of continuation of your base salary for the first four (4) months after the date of such termination (less required deductions and withholdings), and (b) additional severance in the form of a lump sum payment in an amount equal to your annual target bonus for the year in which the termination is effective, with such target amount pro-rated based on the number of days that you were employed during such year, payable on the 60th day following your separation from service (less required deductions and withholdings).

These severance benefits are conditioned upon (i) your compliance with your obligations under the Inventions Assignment Agreement and Noncompetition Agreement, and (ii) your signing and delivering to the Company an effective general release of claims in favor of the Company in a form acceptable to the Company not later than 60 days following your separation from service. Given the need for you to sign the release, notwithstanding the payment schedules set forth above, no payments of the cash severance will be made prior to the 60th day following your separation from service. On such 60th day, and provided you have satisfied the conditions to payment, the Company will pay to you a lump sum amount equal to the payments of cash severance that you would have received from the Company through such 60th day had the payments not been delayed pursuant to this paragraph to satisfy the requirements of Section 409A, with the balance of the cash severance paid thereafter in accordance with the original payment schedules set forth above.
As defined in the Offer Letter, “Cause” continues to mean (i) your gross negligence or willful misconduct in the performance of your duties to the Company, where such gross negligence or willful misconduct has resulted or is likely to result in material damage to the Company, (ii) your willful and habitual neglect of your duties of employment, (iii) your commission of any act of fraud with respect to the Company, (iv) your conviction of, or plea of, nolo contendere to felony criminal conduct or any crime involving moral turpitude, or (v) your violation of your Inventions Assignment Agreement or the Noncompetition Agreement.
As defined in the Offer Letter, “Constructive Termination” continues to mean that you voluntarily terminate your employment with the Company and incur a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition thereunder) after one of the following is undertaken without your express written consent:
(i)	A material diminution in your base salary, unless such reduction is made pursuant to an across-the-board reduction of the base salaries of all executive officers of the Company of not more than ten percent (10%); or

(ii)	A change in your business location that increases your one way commute by more than thirty five (35) miles from the length of your commute on the date of the Offer Letter; or

(iii)	Any material breach by the Company of any provision of the Offer Letter (as amended).
Notwithstanding the foregoing, in order to qualify as a “Constructive Termination,” you must submit to the Company a written notice, within ninety (90) days after the initial occurrence of any of the foregoing actions or events, describing the applicable actions or events, and provide the Company with at least thirty (30) days from its receipt of your written notice in which to cure such actions or events prior to the termination of your employment, and provided that your employment must terminate no later than twelve (12) months after the applicable actions or events described above.
As set forth in your Offer Letter, if your employment is terminated by Onyx for Cause, by either party as a result of your death or disability, or if you resign your employment other than as a result of a Constructive Termination, you will not be entitled to any compensation or benefits, other than the salary earned through the date of your termination.
It is intended that each installment of the severance payments and benefits is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i) and that these amounts satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the severance payments and benefits provided to you (the “Payments”) constitute “deferred compensation” under Section 409A and you are, on the termination of your service, a “specified employee” of the Company or any successor entity thereto, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Payments will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after your separation from service or (ii) the date of your death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) will (A) pay you a lump sum amount equal to the sum of the Payments that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Payments had not been so delayed pursuant to this paragraph and (B) commence paying the balance of the Payments in accordance with the applicable payment schedules set forth in this agreement.
Please indicate your acceptance of the terms of this amendment by signing and dating one copy and returning it to me by December 31, 2009.
/s/ Leonie McConville

Leonie McConville
Sr. Director, Human Resources
CIRCULAR 230 DISCLAIMER. The following disclaimer is provided in accordance with the Internal Revenue Service’s Circular 230 (21 CFR Part 10). Any advice contained in this letter is not intended or written to be used, and it cannot be used, by you for the purpose of avoiding any penalties that may be imposed on you. This advice was written to support the promotion or marketing of participation in the Company’s severance benefit policies. You should seek advice based on your particular circumstances from an independent tax advisor.
Understood and Agreed.

/s/ Michael Kauffman Signature	December 30, 2009 Date